Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus dated July 18, 2023, included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2/A, File No. 333-268622) of Crescent Private Credit Income Corp. (the “Registration Statement”).

We also consent to the use of our report dated July 18, 2023, with respect to the financial statement of Crescent Private Credit Income Corp. as of May 4, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 18, 2023